Exhibit 99.1

Contact:
Sean McHugh
Vice President
Investor Relations and Communications
sean.mchugh@swiftbrands.com
(970) 506-7490
SWIFT & COMPANY ANNOUNCES RETURN OF STANDARD STAFFING LEVELS
AT ALL FOUR DOMESTIC BEEF PROCESSING FACILITIES
Pork Processing Facilities Resumed Normal Production in March
GREELEY, COLO., May 11, 2007 — Swift & Company today reported its return to standard staffing levels at all four domestic beef processing facilities after the detention and removal, on December 12, 2006, of approximately 950 Swift Beef employees by the U.S. Department of Homeland Security’s Immigration and Customs Enforcement (“ICE”) division.
The December 2006 ICE event also involved two Swift Pork processing facilities. As the Company announced on April 10, 2007, Swift’s domestic pork operations returned to normal levels in March 2007. ICE detained and removed a total of nearly 1,300 Swift Beef and Swift Pork employees during the December 2006 event.
After 15 months of investigation, and as the Company has previously indicated, no charges or accusations of wrongdoing have been made by the government against Swift or any current or former member of management in connection with the government’s immigrant worker investigation, nor does the Company have any reason to believe there will be in the future.
“I’m pleased to report that all four of Swift’s domestic beef plants are now at or above standard staffing levels,” said Sam Rovit, Swift & Company’s president and chief executive officer. “We are now working diligently to train our new team members to accelerate the return of our beef facilities to full production capacity.”
Swift & Company today also reported a revised financial impact estimate of the December 2006 ICE event of $45 million to $50 million for its fiscal year ending May 27, 2007.
“Our original estimate of the cost of the December 2006 ICE event and its aftermath was $30 million,” said Ray Silcock, Swift & Company’s executive vice president and chief financial officer. “This comprised approximately $20 million in lost earnings and $10 million in increased recruiting and training costs. Of the $30 million, $5 million was from Swift Pork and $25 million from Swift Beef.”
Silcock continued, “As we approach the end of our fiscal year, it now appears that while the Swift Pork estimate continues to be reasonably accurate, increased costs and lost slaughter opportunities in Swift Beef will total more than $40 million for fiscal 2007, primarily due to the greater than originally expected time required to bring our four beef plants back to full production.”
The Company expects to provide additional information on this matter in its Annual Report on Form 10-K, due to be filed with the Securities and Exchange Commission in August 2007.
About Swift & Company
With nearly $10 billion in annual sales, Swift & Company is the third-largest processor of fresh beef and pork in the U.S. and the largest beef processor in Australia. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets, and delivers fresh, further processed and value-added beef and pork products to customers in the United States and international markets. For additional information, please visit www.swiftbrands.com.
Information Concerning Forward-Looking Statements
This press release contains certain statements, projections and forecasts regarding Swift & Company’s future business plans, financial results, products and performance that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of such words as “may,” “will,” “should,” “expects,” “plans,” “anticipates” and “believes.” There are a number of risks and uncertainties that could cause the actual results to differ materially. Some of these risks and uncertainties include product liability claims and recalls, livestock disease, fluctuating raw material costs and selling prices, changes in consumer preferences, compliance with environmental regulations and labor relations, operating in a competitive environment, and other general economic conditions and other risks described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the SEC’s website. Statements in this press release are based on the information available to the Company as of the date of the release. The Company undertakes no obligation to update the information contained in the press release.
Swift & Company files information with the Securities and Exchange Commission under the name “S&C Holdco 3, Inc.” Filings may be viewed at:
http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001199114&owner=include
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